Exhibit 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

DaVita Decides Not to Pursue Amendment to its Senior Secured Credit Facilities

El Segundo, CA – June 9, 2006, DaVita Inc., (NYSE: DVA) announced today that due to current market conditions it has decided not to pursue the proposed amendment and restatement to its existing Senior Secured Credit Facilities at this time.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home peritoneal dialysis programs domestically in 41 states, as well as Washington, D.C. As of March 31, 2006, DaVita operated or managed over 1,200 outpatient facilities serving approximately 98,000 patients.